Hawkins Accounting
Certified Public Accountant
Audit  .  tax  .  consulting

CONSENT OF THE INDEPENDENT AUDITOR

As the independent auditor for Organic Recycling Technologies, Inc., I hereby consent to the incorporation by reference in this Form 10-SB Statement of my report, related to the audited financial statements and financial statement schedules of Organic Recycling Technologies, Inc. as of September 30, 2007 and 2006 and the related statements of operations, stockholders' equity and cash flows for the years ended September 30, 2007 and 2006. My audit report dated January 7, 2008.

Los Angeles, CA

January 8, 2008

1925 Century Park East, Suite 2050, Los Angeles, CA. 90067
310-553-5707 FAX 310-553-5337 info@cpahawkins.com